Exhibit 23.2

Consent of Independent Auditors

We consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement, our report dated February 13, 2015, with respect to the consolidated financial statements of Senior Living Communities, LLC as of December 31, 2014 and 2013 and for each of the three years in the period ended December 31, 2014.

/s/ Moyer, Smith & Roller, P.A.

Charlotte, North Carolina
August 10, 2015